Exhibit 99.1


SAN DIEGO, CA - APRIL 9, 2007

                     NextWAVE Wireless To Acquire IPWireless

            ACQUISITION PROVIDES NEXTWAVE WITH VALUABLE PORTFOLIO OF
                 NEXT-GENERATION MOBILE TV AND MOBILE BROADBAND
                            PRODUCTS AND TECHNOLOGIES

NextWAVE Wireless Inc. (NASDAQ: WAVE), a global provider of mobile broadband products and technologies to enable WIRELESS 2.0, the next generation of mobile communications, today announced that it has signed a definitive agreement to acquire IPWireless Inc., a privately-held company headquartered in San Bruno, California, with research and development facilities in the United Kingdom. IPWireless is widely recognized as the world's foremost supplier of TD-CDMA network equipment and subscriber terminals. The company has been a leading force in the development of 3GPP TDD UMTS standards which serves as the foundation for its next-generation mobile TV and wireless broadband public-safety network solutions. Its TD-CDMA mobile broadband technology was recently selected by New York City as part of the deployment of a citywide, public-safety wireless network.

Under the terms of the agreement, NextWAVE will pay approximately $100 million at closing, consisting of $25 million in cash and $75 million in NextWAVE common stock. Additional consideration of up to $135 million will be paid based on the achievement of certain revenue milestones in the 2007 - 2009 timeframe as specified in the agreement, with potential payments of up to $50 million in late 2007 or 2008, up to $7.5 million in 2008, up to $24.2 million in 2009 and up to $53.3 million in 2010. If earned, up to $114 million of such additional considerations is payable in cash or shares of common stock at the election of NextWAVE, and up to $21 million of such amounts are payable in cash or shares of common stock at the election of representatives of IPWireless shareholders. Requisite approval from the holders of IPWireless securities was obtained upon execution of the agreement. The acquisition of IPWireless remains subject to various standard closing conditions, including Hart-Scott-Rodino and Nasdaq listing approvals, and is expected to close in the second quarter of 2007. IPWireless is expected to operate as a wholly-owned subsidiary of NextWAVE.

"The acquisition of IPWireless fits perfectly into our strategy of providing our customers with the most cost-effective and high-performance mobile broadband products and solutions available today. IPWireless and NextWAVE will work together to expand IPWireless' product portfolio to incorporate WiMAX and/or Wi-Fi technologies for those service providers and equipment vendors that require such solutions," said Allen Salmasi, chairman and chief executive officer of NextWAVE Wireless. "IPWireless' excellent global track record, including their successful introduction and commercialization of TD-CDMA

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technology, their development of several industry-first wireless broadband technologies, and their recent introduction of TDtv clearly demonstrate their strong capacity for technical innovation and the clear value they will bring to NextWAVE. We are very excited about the prospects of working together to develop and deliver advanced, next-generation wireless broadband solutions to the marketplace and welcome the entire IPWireless team to NextWAVE's family of companies."

"NextWAVE and IPWireless share a common vision, to be at the forefront of developing the breakthrough technologies needed to meet the explosive global market demand for mobile broadband services," said Dr. Bill Jones the co-founder of IPWireless who will become the chief executive officer of IPWireless upon closing. "We are very excited to become a member of the NextWAVE family because it will greatly benefit our existing customer base and strengthen our ability to deliver a wider range of innovative products, services, and solutions to customers in all of the global markets we serve."

IPWireless has led the development of 3GPP TDD Universal Mobile Telecommunications Systems (UMTS) standards and currently provides customers with a wide assortment of mobile broadband products and technologies. It has announced initiatives with some of the largest service providers in the world including T-Mobile, Vodafone, Orange, Telefonica, and 3UK. Mobile broadband networks that utilize IPWireless' TD-CDMA technology, one of the first standards-based mobile broadband technologies in the world, have been commercially deployed in more than a dozen countries, including the Czech Republic, New Zealand, Germany, South Africa, Sweden, the United Kingdom and the United States.

IPWireless' TD-CDMA mobile broadband technology is designed to provide maximum performance and reliability and is recognized as an ideal, cost-effective solution to meet the mission-critical wireless broadband needs of government and public service agencies including police and fire departments, public safety, and medical first responders. In September 2006, IPWireless' TD-CDMA mobile broadband wireless technology was selected by New York City's Department of Information Technology and Telecommunications as part of a five-year, $500 million contract awarded to Northrop Grumman for the deployment of a citywide, public safety, mobile wireless network. The IPWireless technology, as optimized for public safety applications, is an optimum solution for the 700MHz band plan currently under consideration by the FCC for public safety applications and offers government agencies a host of proven and field-tested performance advantages.

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The IPWireless TDtv solution, based on 3GPP Multimedia Broadcast Multicast
Service (MBMS), allows UMTS Operators to deliver mobile television and other multimedia services using their existing 3G spectrum and networks, without impacting their current voice and data services. A trial of TDtv technology, recently conducted in the UK by four of the largest mobile operators in Europe, successfully demonstrated its ability to cost-effectively deliver high-quality, multi-channel broadcast services using the trial participants' existing spectrum. TDtv supports key consumer requirements including fast channel change times, reliable operation at high travel speeds, and seamless integration into small profile handsets. In combination with NextWAVE's PacketVideo subsidiary, which is currently providing mobile multimedia software solutions to some of the largest mobile operators throughout Europe, IPWireless will be able to deliver an even more complete and consumer-friendly TDtv solution to its service provider customers.


MEDIA CONTACTS:

Roy Berger
NextWAVE Wireless Inc.
(203) 742-2572
RBERGER@NEXTWAVE.COM

Madelyn Smith Orfitelli
IPWireless Inc.
(703) 548-3738
MADELYN.SMITH@COMCAST.NET


















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